Exhibit 10.17

DON DAVID GOLD MEXICO S.A. DE C.V.

Las Rosas No. 339

Col. Reforma, Oaxaca, Oaxaca

CP 68050

Mexico

Ph. +52 951 5216 8258

Mexico, D.F. December 18, 2013

PURCHASE CONTRACT 303-14CMX-010-0-P

This contract is concluded on the 12th day of December 2013 (the “Effective Date”) between DON DAVID GOLD MEXICO S.A. DE C.V., Las Rosas No. 339, Col. Reforma, Oaxaca, Oaxaca, CP 68050 Mexico (the “Seller”) and TRAFIGURA MEXICO, S.A. DE C.V., Reforma 115 piso 21, despacho 2102, Col. Lomas de Chapultepec, Mexico D.F., Mexico (the “Buyer”).

SCOPE OF THE CONTRACT

The Seller agrees to sell copper concentrate and the Buyer agrees to buy copper concentrate at the terms and conditions set out below:

DEFINITIONS

1 ounce means:	1 troy ounce of 31.1035 grams;
1 ton means:	1 metric ton of 1,000 kilograms or 2204.62 lbs;
1 unit means:	1% of the dry net weight;
Affiliates means:	in relation to any company or corporation, a Subsidiary or Holding Company of that company or corporation or any other Subsidiary of that company or corporation or of that Holding Company;
Banking Day and Business Day mean:	any day except a Saturday or Sunday on which banks in the city of New York, New York, USA, are generally open for the conduct of business;
Holding Company means:	in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;
IMO/BC Code means:	the International Maritime Organisation Code of Safe Practice for Solid Bulk Cargoes prevailing at the time of delivery;
INCOTERMS 2010 means:	the 2010 edition of the standard trade definitions published by the International Chamber of Commerce;
LBMA means:	London Bullion Market Association;
LME means:	London Metal Exchange;
Month of Scheduled Shipment (MOSS) means:	in respect of any shipment of the concentrate, the calendar month in which shipment has been scheduled as per the clause SHIPMENT or as otherwise agreed in writing between the parties;
Subsidiary means:

in relation to any company or corporation, a company or corporation  which is controlled, directly or indirectly, by the first mentioned company or corporation; more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or which is a Subsidiary of another Subsidiary of the first mentioned company or corporation; and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

US$ means:	the lawful currency of the United States of America;
Valid TML means:	Transportable Moisture Limit valid for the current shipment;
Valid FMP means:	Flow Moisture Point valid for the current shipment.

PURCHASE CONTRACT 303-14CMX-010-0-P2

QUANTITY AND QUALITY

100% of El Aguila’s copper concentrates  (the “Concentrate”) production estimated to be 6,000 DMT in monthly deliveries of approximately 500 DMT between January 2014 to December 2014. The Buyer shall have the option to extend the contract at same terms until March 31, 2015;  such option shall be declared latest by June 30, 2014.

In case of production increases, Seller shall inform Buyer in order to agree on a shipping schedule based on the actual production rate.

Assays as follows:

Cu	24 - 26%
Ag	10,000 - 20,000 g/dmt
Au	150 - 200 g/dmt
Zn	4.0 - 7.0%
Pb	4.0 -8.0%
Sb	1.2 - 1.3%
Cd	400 - 600 ppm
Bi	0.01 - 0.02%
As	0.4 - 0.6%
S	20 - 30%
Fe	20 - 25%
F	100 - 150 ppm
Hg	15 - 20 ppm
SiO2	4 - 7%

In the event the actual assays are outside of the above described contractual assays both parties agree to discuss in good faith to reach a solution in line with prevailing market terms.

The Concentrate shall otherwise be free from deleterious impurities harmful to the smelting and / or refining processes and shall be able to withstand the voyage, upon all customary forms of transportation, to the destination intended by the Buyer. The Concentrate shall conform to all local regulations and the IMO / BC Code of Safe Practice for Solid Bulk Cargoes. Seller shall promptly present valid TML, FMP and moisture certificates if so requested by Buyer.

Delivery

DAP (Delivery At Place) Impala warehouse in Manzanillo or Parity (Incoterms 2010)

DAP – Seller delivers the goods when they are placed at the disposal of the buyer on the arriving means of transport ready for unloading inside the storage facilities designated by Buyer at the named place of destination. Risks transfer at this point from seller to buyer.

All export charges and the cost of loading the concentrate into the carrying vessel shall be for the Buyer’s account.

Seller shall have the right to collect the 16% VAT.

Price

Payments

PURCHASE CONTRACT 303-14CMX-010-0-P3

Copper

Pay for 96.5% (ninety six point five per cent) of the final copper content, subject to a minimum deduction of 1  (one) unit, at the official London Metal Exchange cash settlement quotation for Copper, as published in the Metal Bulletin in US$ and averaged over the quotational period.

Silver

Pay for 95% (ninety-five percent) of the content subject to a minimum deduction of 50 gr/mt balance of the final silver content at the LBMA spot quotation for silver, as published in the Metal Bulletin in US$ and averaged over the quotational period.

Gold

Pay for 95% (ninety-five percent), subject to a minimum deduction of 1.0  (one point zero) grams balance of the final balance of the final Gold content at the LONDON AM/PM Quotation for gold, as published in the Metal Bulletin in US$ and averaged over the quotational period.

Seller shall have the right to collect the 16% VAT.

Deduction

Treatment Charge

US$ 185  (one hundred eighty five dollars) per dry metric ton of the Concentrate delivered DAP Buyer’s nominated warehouse in Manzanillo, Mexico.

Refining Charges

Copper:US cents 18.5 (eighteen point five cents) per payable pound of copper.

Silver:US$ 1 (one dollar) per payable troy ounce of silver.

Gold:US$ 15.00 (fifteen dollars) per payable troy ounce of gold.

Penalties

Lead + Zinc

US$ 2.50  (two point five dollars) per dry metric ton of the Concentrate for each 1% (one percent) the final combined lead  plus zinc content exceeds 3% (three percent).

Arsenic + Antimony

US $ 3.00 (three dollars) per dry metric ton of concentrate for each 0.1% (zero point one percent) the final combined arsenic plus antimony content exceeds 0.7% (zero point seven percent).

quotational period

PURCHASE CONTRACT 303-14CMX-010-0-P4

The quotational period for all payable metals shall be the month following the Month of arrival at the warehouse (M+1).

payment

All payments shall be made in US$ by telegraphic transfer.

Provisional Payment

90% (ninety percent) of the provisional invoice value of the Concentrate, based on the final wet weight, final moisture, provisional assays and the metal forward LME prices referred to the contractual QP at the date of invoice is issued, shall be paid 5  (five)  calendar days after the truck delivery to the Impala Manzanillo warehouse against the presentation of the following documents:

1.	Holding certificate as per Appendix 1 hereto;
2.	Seller's provisional invoice;
3.	Seller’s provisional weight and moisture certificate;
4.	Seller’s provisional assay certificate.

The Seller shall be able to deliver thru its Mexican Subsidiary and collect 16% VAT on the provisional and final payments.

Second Provisional Payment

In case Buyer is not ready to exchange assays within 45 days after the sealing date of the last composite sample of the monthly quota, then Seller has the right to request a Second Provisional Payment for 100% of the updated value, using the latest known assays and prices against presentation of the following:

1.	Seller’s Second Provisional Invoice
2.	Final Weight certificate

Final Payment

Final payment shall be made by the party so owing latest 3 (three) Banking Days after the date final assays, weights and prices are known against presentation of the final invoice.

In case Seller is indebted to Buyer by reason of having received provisional payment in excess of the amount of the final invoice, this difference shall be re-paid by Seller to Buyer by telegraphic transfer within 3 (three) Banking Days of final weights, final assays and final prices being known.

TITLE AND RISK

Title and Risk in the concentrate shall pass from seller to buyer when the concentrate has been delivered to Buyer at Impala Warehouse, S.A. de C.V., in Manzanillo, Mexico

WEIGHING, SAMPLING AND MOISTURE DETERMINATION

The operations of weighing, sampling and moisture determination shall be carried out by Impala Warehousing S.A. de C.V. in Manzanillo, Colima, Mexico in the usual technical manner in accordance with standard international practices. Sampling shall be done on top of the truck. Moisture samples shall be taken by using a post hole shovel with 5 samples taken from corner to corner of each truck box.  The depth of each sample shall reach the bottom of the truck box and each

PURCHASE CONTRACT 303-14CMX-010-0-P5

sample shall contain 1 to 1.5kg.  The sample shall be placed in a plastic sample bag and the five (5) samples should make up approximately 6 – 8 kg composite sample.   The quality sample shall be taken using an electrically operated auger sampler.  A grid of 80 holes (5 x 16 grid) with each hole drilled to the full depth of the concentrate and the sample recovered in the receiving pan (approx 1-1.5kg per drill hole).  The total weight of the composite sample should contain approximately 80-100kg. The moisture and the wet weight determined, less a weight franchise of 0.25% (zero point twenty five per cent) shall be final and binding for settlement purposes.

Seller shall have the right to appoint an internationally recognized supervision company to conduct supervision of these operations. The costs of these operations shall be borne by the Seller.

The operations of weighing, sampling and moisture determination shall be carried out at the Buyer’s Impala warehouse in lots of approximately 250 wet metric tons.

The final contents for all elements shall be calculated on a lot-by-lot basis. The sum of the individual lot contents will constitute the total of the shipment.

The samples are taken, prepared and sealed in the presence of Seller’s surveyor. Each party shall give their sample dispatch instructions and can receive 4  (four) sets of samples for every composite lot prepared.

A reserve sample shall be kept in case of an eventual umpire and shall be dispatched directly from Impala to the appointed third party Lab as per instructions received by both Buyer and Seller.

ASSAYING

Assays shall be made independently by each party and the results of such assays shall be exchanged on a lot-by-lot basis for all payable and penalty elements on a mutually agreed date in the event of greater difference in assay exchange than contractually agreed, an umpire assay shall be made by an umpire laboratory rotating lab for each quota, which shall be one of the following, but in any event not later than 45 (forty-five) calendar days after the assay samples are sealed and sent to the respective parties. Such date shall be calculated starting after the sealing date of the last composite sample of the monthly quota. In the event that assays have not been exchanged by the 45th  (forty-fifth) day after samples were sealed and sent to the respective parties, then the party which is ready to exchange assays shall notify the other party by fax or email that it is ready to exchange assays. If the other party does not respond within 15 (fifteen) calendar days then the assay results of the party which was ready to exchange its assay results shall be final and binding, save for fraud or manifest error.

Copper0.5%(zero point five percent)

Silver200 grm/dmt(two hundred grams per dry metric ton)

Gold1.5 grm/dmt(one point five grams per dry metric ton)

Arsenic0.1%(zero point one percent)

Antimony0.2%(zero point two percent)

Lead0.3%(zero point three percent)

Zinc0.3%(Zero point three percent)

Then the exact mean of the two results shall be taken as the agreed assay for the purpose of final accounting.

In the event of greater difference in assay exchange than contractually agreed, an umpire assay shall be made by an umpire laboratory to be mutually agreed between Buyer and Seller, which shall be one of the following:

Laboratory Services International B.V.

Geijssendorfferweg 54

PURCHASE CONTRACT 303-14CMX-010-0-P6

3088 GK Rotterdam

SGS Laboratory Services

Malledijk 18

3200 AE Spijkenisse

The Netherlands

Alfred H. Knight International Ltd.

Eccleston Grange

Prescot Road

St. Helens

Merseyside WA10 3BQ

England

ALS Inspection UK Limited

Caddick Road

Knowsley Business Park

Merseyside

L34 9HP

England

Should the umpire assay fall between the results of the two parties, then the arithmetical mean of the umpire assay and the assay of the party whose results are nearer to the umpire´s shall be taken as the agreed assay. Should the umpire assay fall outside the exchanged results, the middle of the 3 (three) results shall be final. If the umpire results coincides with either of the two parties or is the exact mean of the exchanged result, the umpire assay shall be final.

The cost of the umpire assay shall be borne by the party whose result is farthest from the umpire result. The cost of the umpire assay shall be borne equally by both parties when the umpire assay is the exact mean of the exchanged results.

The silver and gold assays shall be determined adjusted for cupel and absorption and slag loss.

FORCE MAJEURE

If either party is prevented, hindered or delayed from performing in whole or in part any obligation or condition of this contract by reason of force majeure (the “Affected Party”), the Affected Party shall give written notice to the other party promptly and in any event within 3 (three) Business Days after receiving notice of the occurrence of a force majeure event giving, to the extent reasonably practicable, the details and expected duration of the force majeure event and the quantity of Concentrate affected (the “Force Majeure Notice”).

Provided that a Force Majeure Notice has been given, for so long as the event of force majeure exists and to the extent that performance is prevented, hindered or delayed by the event of force majeure, neither party shall be liable to the other and the Affected Party may suspend performance of its obligations under this contract (a “Force Majeure Suspension”). During the period of a Force Majeure Suspension, the other party may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable.

The Affected Party shall use commercially reasonable efforts to avoid or remove the event of force majeure and shall promptly notify the other party when the event of force majeure is terminated.

PURCHASE CONTRACT 303-14CMX-010-0-P7

If a Force Majeure Suspension occurs, the time for performance of the affected obligations and, if applicable, the term of this contract shall be extended for a period equal to the period of suspension.

If the period of the Force Majeure Suspension is equal to or exceeds 3 months from the date of the Force Majeure Notice, and so long as the force majeure event is continuing, either party may, in its sole discretion and by written notice, terminate this contract or, in the case of multiple deliveries under this contract, terminate the affected deliveries. Upon termination in accordance with this clause, neither party shall have any further liability to the other in respect of this contract or, as the case may be, the terminated deliveries except for any rights and remedies previously accrued under the Contract, including any payment obligations.

“Force Majeure” means any cause or event reasonably beyond the control of a party, including, but not limited to fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of god; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs (whether or not such labour difficulty could be settled by acceding to any demands of any such labour group of individuals); accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, harbours, railroads or other navigational or transportation mechanisms; disruption or breakdown of, storage plants, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any governmental authority; good faith compliance with any order, request or directive of any governmental authority; or any other cause reasonably beyond the control of a party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such party could not have been able to avoid or overcome.  A party’s inability economically to perform its obligations under the Contract shall not constitute an event of force majeure.

This clause shall not apply to any obligations to pay, indemnify or provide security or to any Concentrate for which vessel, truck or rail wagon space has been booked, pricing has been established, the quotational period has commenced or payment has been made unless the Buyer has expressly consented in writing.

SUSPENSION OF QUOTATIONS

The metal prices and currency quotations specified under this contract are the quotations in general use for the pricing of the metal content of concentrate.

In the event that any of these price quotations cease to exist or cease to be published or should no longer be internationally recognised as the basis for the settlement of concentrate contracts, then upon the request of either party, Seller and Buyer will promptly consult together with a view to agree on a new pricing basis and on the date for bringing such basis into effect. The basic objective will be to secure the continuity of fair pricing.

DISPUTE RESOLUTION

Any dispute or claim arising out of or relating to this contract, or a breach thereof (a “Dispute”), shall be decided by final and binding arbitration in New York before three arbitrators. The arbitration shall be administered by the American Arbitration Association (the “AAA”) in accordance with the United States Arbitration Act (the “Act”) and the AAA’s Commercial Arbitration Rules (the “Rules”). If there is a conflict between the provisions of this clause and the provisions of the Act or the Rules, the provisions of this clause shall prevail. If there is a conflict between the Act and the Rules, the provisions of the Act shall prevail. Either party may notify the other that the Dispute is to be resolved pursuant to this clause, and in that notice name one arbitrator selected by it. Within 15 (fifteen) calendar days after the receipt of such notice, the other party shall select an arbitrator and notify the party which initiated the arbitration of the name of its arbitrator.

PURCHASE CONTRACT 303-14CMX-010-0-P8

Within 15 (fifteen) calendar days after notice is given of the appointment of the second arbitrator, the two arbitrators selected shall select a third arbitrator. If any party fails to appoint an arbitrator or the party-appointed arbitrators fail to appoint the third arbitrator within the prescribed 15 (fifteen) calendar day period then, on reasonable notice to the other party, either party may ask the AAA to appoint such arbitrators within 15 (fifteen) calendar days of the request therefore with due regard for the selection criteria herein. The arbitrators shall be qualified by education, experience or training to render a decision upon the issues of the Dispute.

The arbitrators promptly shall hear and determine (after giving the parties due notice of hearing and reasonable opportunity to be heard) the issues submitted to them and shall render their decision within 60 (sixty) calendar days after they have notified the parties that the arbitration hearings have been closed or, if oral hearings have been waived, from the date of the AAA’s transmittal of the parties’ final statements and proofs to the arbitrators. Pending the final decision of the arbitrators, both parties shall proceed diligently with performance of all obligations under this contract, including the payment of all sums not in dispute. Notwithstanding the foregoing the parties reserve the right to apply to any court of competent jurisdiction for the purpose of enforcing the provisions of this clause or obtaining security or other provisional relief to satisfy or effectuate an eventual arbitration award, including without limitation attachment and injunctive relief.  The commencement of any such action shall not constitute a waiver of the right to arbitration nor shall it prejudice in any way the right to proceed to arbitration.

The arbitrators shall render their decision and the reasons therefore in writing. The decision of no less than a majority of the arbitrators shall be final and binding upon the parties without appeal to the courts. Judgment may be rendered upon such decision in a court of competent jurisdiction. The arbitrators are not empowered to render any award other than monetary damages or to award damages inconsistent with the provisions of this contract, any transaction or in excess of compensatory damages and each party waives its right, if any, to recover any damages in excess of those provided for under this contract or any transaction. Each party shall bear the costs and expenses of its own arbitrator, attorneys and witnesses and the parties shall share equally the costs of the third arbitrator and any hearing expenses. In determining any matter submitted to arbitration, the arbitrators will apply the law governing this contract.

CHOICE OF LAW

This contract shall be governed by and construed in accordance with the laws of the state of New York, United States of America, excluding any conflicts of law provisions that would require the application of the laws of any other jurisdiction. Each party hereby consents to such jurisdiction for all purposes of this contract.

The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to this contract.

TAXES AND TARIFFS

Any taxes, tariffs and duties whether existing or new on the Concentrate or contained metals or on commercial documents relating thereto or on the cargo itself, imposed in the country of origin shall be borne by the Seller.

Any taxes, tariffs and duties whether existing or new on the Concentrate or contained metals or on commercial documents relating thereto or on the cargo itself, imposed in the country of discharge and/or the importing country shall be borne by Buyer.

LICENSES

PURCHASE CONTRACT 303-14CMX-010-0-P9

Seller undertakes that all the necessary export licences and all other authorisations required for the Concentrate have been obtained (and/or will be obtained) for the entire quantity covered by this contract. Seller furthermore guarantees that such licences will remain in force for the full life of this contract.

ASSIGNMENT

Without the prior written consent of the other party, which shall not be unreasonably withheld, neither party may assign or create a trust or otherwise transfer its rights nor obligations under this contract in full or in part.

THIRD PARTY RIGHTS

Any person who is not a party to this contract may not enforce any term of it. The parties agree that the Contracts (Rights of Third Parties) Act 1999 shall not apply to this contract or any other agreement entered pursuant to it.

LIMITATION OF LIABILITY

Neither the Seller nor the Buyer shall be liable, whether in contract or in tort or otherwise, for indirect, consequential or special damages or losses of whatsoever nature, however caused.

Under no circumstances shall Buyer’s liability exceed the value of the Concentrate as at the date of shipment.

INCOTERMS

Insofar as not inconsistent herewith INCOTERMS 2010 (and any later amendments thereto) shall apply to this contract.

CHANGE OF CONTROL

In the event of any actual or prospective change in the organisation, control or management of a party , including without limitation, a change to the majority shareholding or privatisation or equivalent process, subject always to DEFAULT, this contract will not be changed or in any way modified and shall continue in full force and affect.

NOTICES

No notice or communication with respect to this contract shall be effective unless it is given in writing and delivered or sent by facsimile or electronic mail to the other party at the address set out herein, or to such other address as each party otherwise notifies the other party.

Notices given by first class mail shall be deemed to have been delivered when received. Notices sent by facsimile or electronic mail shall be deemed to have been received upon completion of successful transmission if sent during normal office hours at the place of receipt. Any facsimile or electronic mail transmitted outside of normal office hours at the place of receipt shall be deemed to have been received on the next Business Day.

All notices, requests and other communications hereunder shall be addressed:

PURCHASE CONTRACT 303-14CMX-010-0-P10

If to Seller:	DON DAVID GOLD MEXICO S.A. DE C.V. Las Rosas No. 339 Col. Reforma, Oaxaca, Oaxaca Mexico Phone:+ 52 951 5216 82 58
If to Buyer:	TRAFIGURA MEXICO, S.A. DE C.V. Reforma 115 piso 21, despacho 2102 Col. Lomas de Chapultepec, del. Miguel Hidalgo Mexico D.F., Mexico Phone: + 52 55 4021 69

WAIVERS

No waiver by Buyer of any right, power or remedy or of any provision of this contract and no amendment of any provision of this contract shall be effective unless and to the extent that it is expressly made and reduced to writing.

SEVERABILITY

The invalidity, illegality or unenforceability of any one or more of the provisions of this contract shall in no way affect or impair the validity and enforceability of the other provisions of this contract.

CONFIDENTIALITY

The existence of and terms of this contract shall be held confidential by the parties save to the extent that such disclosure is made to a party’s banks, accountants, auditors, legal or other professional advisers, or as may be required by law, a competent court or a liquidator or administrator of a party, or the other party has consented in writing to such disclosure.

ENTIRE AGREEMENT

This contract constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous agreements between the parties relating to the subject matter. Each party acknowledges and represents that it has not relied on or been induced to enter into this contract by any representation, warranty or undertaking other than those expressly set out in this contract. A party is not liable to the other party for a representation, warranty or undertaking of whatsoever nature that is not expressly set out in this contract.

FUTURE PRODUCTION

While the Seller has the right to look at opportunities for selling the concentrates to other parties after the termination of this Contract, both parties agree to discuss in good faith a commercial off take agreement for the delivery of polymetallic concentrates (Cu/Au, Pb/Ag and Zn) to be shipped in 2015.  In the event the Buyer does not declare the option to extend the delivery of the concentrate to March 31, 2015 then the discussion should be done during the last quarter of 2014 in order to establish a mutual agreement in good faith for the terms and conditions for the next period. However if the Buyer does declare to extend this Contract until March 31, 2015, then the parties will conduct discussions during the first quarter of 2015.

PURCHASE CONTRACT 303-14CMX-010-0-P11

IN WITNESS WHEREOF the parties have executed this document as of the respective dates specified below with effect from the Effective Date specified on the first page of this document.

Accepted:

/s/ Jason D. Reid__________________________ DON DAVID GOLD MEXICO S.A. DE C.V. (signed by fully authorised signatory)	/s/Juan Antonio Moran________________ TRAFIGURA MEXICO S.A. DE C.V. (signed by fully authorised signatory)